As filed with the Securities and Exchange Commission on February 3, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

FIRST DEFIANCE FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Ohio	34-1803915
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Clinton Street

Defiance, Ohio 43512

(Address of Principal Executive Offices) (Zip Code)

United Community Financial Corp. Amended and Restated 2007 Long-Term Incentive Plan

United Community Financial Corp. 2015 Long Term Incentive Plan

(Full title of the plans)

Donald P. Hileman

Chief Executive Officer

First Defiance Financial Corp.

601 Clinton Street

Defiance, Ohio 43512

(Name and address of agent for service)

(419) 782-5015

(Telephone number, including area code, of agent for service)

With copies to:

Robert M. Fleetwood, Esq.

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street, Suite 3900

Chicago, Illinois 60606

(312) 984-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share
To be issued under the 2007 Plan	20,571	$30.41(2)	$625,564.11	$81.20
To be issued under the 2015 Plan	146,172	$30.41(2)	$4,445,090.52	$576.98
Total	166,743	$30.41	$5,070,654.63	$658.18

(1)

This Registration Statement on Form S-8 covers: (i) 20,571 shares of common stock, par value $0.01 per share (the “Common Stock”), of First Defiance Financial Corp. (the “Registrant”) issuable pursuant to the United Community Financial Corp. Amended and Restated 2007 Long-Term Incentive Plan (the “2007 Plan”); (ii) 146,172 shares of Common Stock issuable pursuant to the United Community Financial Corp. 2015 Long Term Incentive Plan (the “2015 Plan”, and together with the 2007 Plan, the “Plans”); and (iii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares that become issuable under the 2007 Plan or the 2015 Plan by reason of any future stock dividend, stock split or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on January 29, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by First Defiance Financial Corp. in connection with that certain Agreement and Plan of Merger, dated as of September 9, 2019 (the “Merger Agreement”), by and between the Registrant and United Community Financial Corp. (“UCFC”). Pursuant to the Merger Agreement, UCFC merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger. In connection with the Merger, the Registrant has assumed certain outstanding stock options granted under the 2007 Plan and the 2015 Plan and has assumed the 2015 Plan with respect to the available shares under the 2015 Plan as of the effective date of the Merger, with appropriate adjustments to the number of shares available under the Plans and outstanding stock options to reflect the Merger. The assumed stock options will become exercisable solely to purchase shares of the Registrant’s common stock, with appropriate adjustments to the number of shares subject to the assumed stock options and the exercise price of such stock options, in accordance with the terms of the applicable Plan, the Merger Agreement, and each grant recipient’s award agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

Information required by Item 1 and Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the respective participants in the 2007 Plan and the 2015 Plan, as required by Rule 428(b). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on February 28, 2019;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, filed with the Commission on May 7, 2019, June  30, 2019, filed with the Commission on August 9, 2019, and September  30, 2019, filed with the Commission on November 12, 2019;

(c)

The Registrant’s Current Reports on Form 8-K filed on January 4, 2019, January 22, 2019, February  6, 2019, March 6, 2019, April  22, 2019, May 3, 2019, May  23, 2019, May 31, 2019, July  23, 2019, July 30, 2019, September  9, 2019, September 10, 2019, October 22, 2019, November 4, 2019, December 10, 2019, January 21, 2020, and February 3, 2020 (other than those portions of the documents deemed to be furnished and not filed); and

(d)

The description of the Company’s common shares contained in the Company’s Form 8-K (File No. 000-26850), filed with the Commission on April 27, 2018, with any subsequent amendment or report filed for the purpose of updating such description.

Each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such document or report; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in, or to be a part of, this Registration Statement.

Any statement contained in the documents or reports incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof to the extent that a statement contained herein or in any other subsequently filed document or report that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus which is a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

A. Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

(E)    (1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2)    A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3)    To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4)    Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)

(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6)    The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7)    A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8)     The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9)    As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

B. Article VII of the Registrant’s Amended and Restated Articles of Incorporation governs indemnification by the Registrant and provides as follows:

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil,

criminal, administrative, or investigative, including actions by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding to the full extent permissible under Ohio law.

The Company has purchased insurance coverage under a policy which insures directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of First Defiance Financial Corp. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 3, 2020 (File No. 000-26850))

4.2	Amended and Restated Code of Regulations of First Defiance Financial Corp. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on February 3, 2020 (File No. 000-26850))

4.3*	United Community Financial Corp. Amended and Restated 2007 Long-Term Incentive Plan

4.4*	United Community Financial Corp. 2015 Long Term Incentive Plan

5.1*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding legality of shares of First Defiance Financial Corp. common stock

23.1*	Consent of Crowe LLP

23.2*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP, special counsel to First Defiance Financial Corp. (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page hereto)

*	Filed herewith

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Defiance, State of Ohio, on February 3, 2020.

FIRST DEFIANCE FINANCIAL CORP.

By:	/s/ Donald P. Hileman
Donald P. Hileman
Chief Executive Officer

POWERS OF ATTORNEY

Each of the undersigned officers and directors First Defiance Financial Corp. hereby constitutes and appoints Donald P. Hileman and Paul D. Nungester, Jr., and each of them individually (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on February 3, 2020.

Signature	Title

/s/ Donald P. Hileman Donald P. Hileman	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Gary M. Small Gary M. Small	President and Director

/s/ Paul D. Nungester, Jr. Paul D. Nungester, Jr.	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)

/s/ John L. Bookmyer John L. Bookmyer	Chairman of the Board

/s/ Richard J. Schiraldi Richard J. Schiraldi	Vice Chairman of the Board

/s/ Marty E. Adams Marty E. Adams	Director

Signature	Title

/s/ Zahid Afzal Zahid Afzal	Director

/s/ Louis M. Altman Louis M. Altman	Director

/s/ Terri A. Bettinger Terri A. Bettinger	Director

/s/ Lee Burdman Lee Burdman	Director

/s/ Jean A. Hubbard Jean A. Hubbard	Director

/s/ Charles D. Niehaus Charles D. Niehaus	Director

/s/ Mark A. Robison Mark A. Robison	Director

/s/ Samuel S. Strausbaugh Samuel S. Strausbaugh	Director